Exhibit 99.1
[Horizon letterhead]

TO:	Executive Officers and Directors of Horizon Offshore, Inc.

FROM:	Michelle Sneed/Benefits Manager

DATE:	February 5, 2007

SUBJECT:	Updated Notice of 401(k) Plan Blackout Period

On December 21, 2006, you received a notice advising you that Horizon Offshore, Inc. (the “Company”), as plan administrator of the Horizon Offshore 401(k) Plan (the “401(k) Plan”), was changing service providers, and that the Plan would enter a blackout period (the “Blackout Period”) beginning on January 17, 2007 and ending on or about the week of January 28, 2007. The purpose of this updated notice is to inform you that the Blackout Period will not terminate on or about the week of January 28, 2007, as anticipated, but is now expected to end on or about the week of February 4, 2007. This extension of the Blackout Period is necessary because the Company was recently notified by the Plan’s service provider that additional time was needed to interpret and reconcile the final reports for the Company’s common stock to ensure accurate record keeping of the stock in participants’ accounts.
Except for this change in the termination date of the Blackout Period, all of the information in the original Blackout Period notice continues to be accurate and in effect.
If you have any questions concerning this updated notice, the blackout period or whether certain transactions are subject to the blackout period, you should contact Michelle Sneed at Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas, 77042, telephone (713) 243-2744.